EXHIBIT 10.10

Long-Term Cash Incentive Plan

Article 1:  Administration

1.01:  Purpose.  The purpose of the Torotel, Inc. Long-Term Incentive Plan (the “Plan”) is to promote the long-term financial performance of Torotel, Inc. (the “Company”) by providing officers and key employees of the Company and its present or future subsidiaries, with the opportunity to earn cash awards for accomplishing annual goals that promote the Company’s long-term financial performance.

1.02:  Administration.  The Board of Directors (“Board”) of the Company shall supervise and administer the Plan.  Any questions of interpretation of the Plan or of any Awards issued under it shall be determined by the Board and such determination shall be final and binding upon all persons.  Any or all powers and discretion vested in the Board under the Plan (except the power to amend or terminate the Plan) may be exercised by the standing Compensation and Nominating Committee of the Board (the “Committee”).  A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members.  Any determination of the Committee under the Plan may be made without meeting of the Committee, by written notice signed by a majority of the Committee members.

1.03:  Participants.  (a) Participants will consist of such key employees, including officers of the Company or any of its present or future subsidiaries, as the Board, in its sole discretion, determines to be mainly responsible for the success and future growth and profitability of the Company and who have been full-time employees of the Company for at least one (1) year of the Plan period. Awards may be granted under this Plan to persons who have previously received Awards or other benefits under this or other plans of the Company. (b) Independent contractors are ineligible to participate in the Plan, regardless of whether or not they are later reclassified as common law employees.

1.04:  Eligibility for Awards.  (a) Participants who are full-time employees at the time of payout shall be eligible to receive full Awards under the Plan, except as indicated in Section 1.04(b), Section 1.04(c) and Section 1.11 below.

(b) If Participants have been full-time employees of the Company for at least one (1) year of the Plan period and are not full-time employees at the time of payout as a result of their death, disability or normal retirement as defined in the Company’s qualified benefit plans, the Participants or their designated beneficiaries on the Designation of Beneficiaries Form, included by reference herein, will receive 100% of the Awards Participants would otherwise be entitled to under the terms and conditions of the Plan.

(c) If Participants have been full-time employees of the Company for at least one (1) year, are full-time employees at the time of payout, and enter the Plan subsequent to the beginning of a Plan period, the Participants will receive a prorated portion of the Awards they would otherwise be entitled to under the terms and conditions of the Plan, using the following schedule:

Years of Participation in the Plan	Portion of Total Award Earned	Marginal Increase in Prorated Award
<1	0% of Total Award	0% Increase
1	10% of Total Award	10% Increase
>1 to 2	20% of Total Award	10% Increase
>2 to 3	30% of Total Award	10% Increase
>3 to 4	40% of Total Award	10% Increase
>4 to 5	100% of Total Award	60% Increase

1.05:  Stakeholder Safeguard.  (a) Awards earned under the Plan will not be paid if the Company’s performance on any Plan metric is less than the threshold level of performance defined for that Plan metric in Section 2.01 below.  (b) To optimize the incentive value of Awards earned under the Plan, the Committee will communicate its decision regarding threshold, target and optimum performance on all Plan metrics for the Plan period as soon as practical following the Board’s review and approval of the proposed performance ranges, but no later than one (1) month after the beginning of the Plan period.

1.06:  Plan Period.  The plan period will be five (5) years, beginning on May 1, 2007.

1.07:  Duration of the Plan.  The policies and procedures described in the Plan apply to successive five-year periods beginning May 1, 2007 and ending when changed.

1.08: Debts.  To the extent permitted by law, the right of any participant or any beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or beneficiary; and any such payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

1.09:  Absence of Liability. Neither members of the Committee nor members of the Board shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to the member’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of an officer or employee of the Company.

1.10:  Amendment of the Plan.  (a) The Plan may be amended or terminated by the Board at the end of any Plan period when, in its sole judgment, such amendment or termination is necessary or desirable.  No such termination or amendment shall affect the rights of any Participant who is entitled to an Award under the Plan at the time of its termination or amendment. (b) The Plan may also be amended by the Board from time to time during a Plan period so long as such amendments do not adversely impact Participants’ Award opportunities under the Plan at the time of amendment.

1.11:  Change of Control.  (a) A change of control shall have occurred if (1) individuals who are members of the Board on the first day of the Plan period no longer constitute a majority of the Board; or (2) the Corporation merges or consolidates with any other entity and is, itself, not a surviving entity; or (3) substantially all of the assets of the Corporation have been sold, liquidated or dissolved; or (4) any person or group of persons other the shareholders of record on the first day of the Plan period become the beneficial owner, directly or indirectly, of 51% or more of the voting power of the Corporation’s stock.

(b) In the event of a change of control and coincident decision to either amend or terminate the Plan, the Committee or its designee shall (i) prorate the Company’s threshold, target and optimum performance goals for all Plan metrics identified in Section 2.01 below for the Plan period, (ii) prorate the Participants’ Award opportunities for the Company’s threshold, target and optimum performance on all Plan metrics over a full five (5) year Plan period, (iii) calculate the Company’s performance on all Plan metrics from the beginning of the Plan period to the point of change of control, and (iv) using their base pay at the time of change of control, calculate any prorated Awards due Participants using the formula defined in Section 2.02(b) below.  Awards due Participants shall be paid within ninety (120) days of change of control.

(c) In the event of a change of control and coincident decision to neither amend nor terminate the Plan, Participants who leave the Company for reasons other than cause during the twelve (12) months subsequent to change of control and are not full-time employees at the time of payout shall be eligible to receive a prorated Award.  Upon departure from the Plan, the Committee or its designee shall (i) prorate the Company’s threshold, target and optimum performance goals for all Plan metrics identified in Section 2.01 below for the Plan period, (ii) prorate the Participants’ Award opportunities for the Company’s threshold, target and optimum performance on all Plan metrics over a full five (5) year Plan period, (iii) calculate the Company’s performance on all Plan metrics from the beginning of the Plan period to the point of departure from the Company, and (iv) using their base pay at the time of departure from the Plan, calculate any prorated Awards due Participants using the formula defined in Section 2.02(b) below, and pursuant to the terms and conditions of the Plan.  Awards due Participants shall be paid within ninety (120) of departure from the Company.

(d) Participants who leave the Company for cause include Participants who leave because of their (i) convictions of any criminal violation involving dishonesty, fraud, or breach of trust, (ii) willful engagement in any misconduct in the performance of their duties that materially injure the Company, in the opinion of a majority of the Board, (iii) performance of any act which, if known to the customers, clients or stockholders of the Company, would materially and adversely impact the business of the Company in the opinion of a majority of the Board, or (iv) willful and substantial nonperformance of assigned duties; provided that such nonperformance continues more than 10 days after the Company has given written notice of such nonperformance and of its intention to terminate the participants’ employment because of such nonperformance.

1.12: Beneficiaries.  If Participants who are otherwise due Awards under the terms and conditions of the Plan die before the date of payment, 100% of their Awards shall be paid to the Participants’ designated beneficiaries on the Designation of Beneficiary form, included by reference herein.

1.13: Limitations.  This Plan is not to be construed as constituting a contract of employment.  The Plan does not limit or impair the right of the Company to terminate any employee of the Company with or without cause at any time.  No rights to an Award shall be deemed to accrue to any employee whether or not he/she is selected to participate herein, and no person shall, because of the Plan acquire any right to an accounting or to examine the books or the affairs of the Company.

1.14:  Governance.  This Plan shall be governed by the laws of Kansas.

Article 2: Awards

2.01:  Performance Range.  Under the Plan, Participants will be eligible for Awards if the Company’s return on capital employed (ROCE), average annual growth in gross revenue, average annual growth in earnings before interest and taxes (EBIT), and debt to equity ratio for the Plan period are within the performance ranges specified below.

	Performance Level
	Threshold	Target	Optimum
ROCE:	20.00%	25.00%	30.00%
Average Annual Gross Revenue Growth:	15.50%	20.00%	31.00%
Average Annual EBIT Growth:	10.00%	15.00%	20.00%
Debit: Equity Ratio:	60.00%	50.00%	40.00%

2.02:  Awards.  (a) Under the Plan, the size of Participants’ Awards will vary depending upon the (i) payout level for the Company’s performance within the range for each metric identified in Section 2.01 above, and (ii) weight assigned each of these Plan metrics.  The payout levels and weights associated with the Plan metrics are specified below.

	Payout Level (Percent of Base)
	Threshold	Target	Optimum	Weight
ROCE:	10.00%	15.00%	25.00%	25.00%
Average Annual Gross Revenue Growth:	10.00%	15.00%	25.00%	25.00%
Average Annual EBIT Growth:	10.00%	15.00%	25.00%	25.00%
Debit: Equity Ratio:	10.00%	15.00%	25.00%	25.00%

(b) Awards will be calculated as a percent of Participants’ base pay at the end of the Plan period, except as specified in Section 1.11(b) above.  Participants’ Awards for each Plan metric will be calculated using the following formula:

Plan Metric Award = Payout Level X Weight X Base Pay

For example, if the Company’s ROCE for the Plan period equals 25%, (i.e., Target), and the Participant’s base pay at the end of the Plan period equals $100,000, then the Participant’s ROCE Award equals $3,750:

ROCE Award = Payout Level X Weight X Base Pay
= 15.00% X 25.00% X $100,000
= $3,750

Linear interpolation will be used to calculate Awards for levels of Plan metrics between threshold and target levels or target and optimum levels.  (c) Participants’ total Awards will be calculated by summing the Awards they earn for each Plan metric.

(d) Pursuant to Section 1.05 above, Awards will not be paid unless the Company’s performance on each Plan metric meets or exceeds the threshold for that Plan metric specified in Section 2.01 above.  Awards may be paid for Company performance on any Plan metric that exceeds optimum.  The Committee will evaluate the circumstances producing performance on the Plan metric in excess of optimum and, in its sole discretion, decide whether or not to pay Participants additional Awards for the Company’s performance on the Plan metric that exceeds optimum.

2.03: Evaluation of Performance.  Except as specified in Section 1.11(b) above, the Committee or its designee shall (i) calculate the Company’s performance on all Plan metrics for the Plan period, and (ii) calculate Participants’ awards as specified in Section 2.02.

2.04: Timing of Awards.   The total awards due Participants under the terms and conditions of the Plan shall be paid within 120 days of the close of the Plan period.

2.05:  Form of Awards. Awards shall be paid wholly in cash.

2.06:  Forfeiture of Awards. All rights to Awards earned by Participants under this Plan shall be immediately forfeited if Participants are not full time employees of the Company on the date of payment for any reason except their (i) death, (ii) disability, (iii) normal retirement as defined in the Company’s qualified benefit plan, pursuant to Section 1.04 above or (iv) departure from the Company for reasons other than cause during the twelve (12) months following change of control, pursuant to Section 1.11 above.